AGREEMENT

This Agreement is effective as of this 10th day of May, 2004 (the "Effective Date"), by and between House of Brussels Chocolates, Inc. ("HOBC") of 750 Terminal Ave., Suite 208, Vancouver, British Columbia V6A 2M5, Canada and Walgreen Co., ("Walgreens") of 200 Wilmot Road, Deerfield, Illinois 60015.

1.    Assignment and Transfer of TRUFFELINOS and TRUFFELINOS LITE Trademarks and Registrations. In consideration for the private label product production commitments as described herein, HOBC agrees to assign to Walgreens, and Walgreens agrees to receive from HOBC, any and all HOBC right, title and interest in and to the TRUFFELINOS and TRUFFELINOS LITE trademarks and corresponding applications described on Exhibit A hereto (incorporated herein by reference) which HOBC may have, any and all trade dress rights in and to the current TRUFFELINOS and TRUFFELINOS LITE products (individually and collectively, the "Trademarks"), and any and all goodwill associated therewith as of the Effective Date, and further, HOBC agrees to produce the TRUFFELINOS and TRUFELLINOS LITE products as more fully described in this Agreement. In connection with this Trademark transfer, concurrent with the execution of this Agreement, HOBC will execute the Trademark Assignment attached hereto as Exhibit B, and any such additional assignment documentation as Walgreens may require, such documents to be effective as of the Effective Date or as of the earliest date thereafter as may be legally required in connection with the trademark assignment process. Any and all costs associated with preparing, recording, registering and/or otherwise affecting the trademark assignment documents shall be borne by Walgreens.

2.    Production Terms/Pricing. Subject to the terms of this Agreement, HOBC will be the sole and exclusive producer of Walgreens' TRUFFELINOS and TRUFFELINOS LITE products (collectively referred to herein as the "Products") as follows:

(i)	TRUFFELINOS shall be produced in 8, 12 and 16 oz. sized boxes and a 1 oz. sampler size,; and

(ii)	TRUFFELINOS LITE, containing low-carbohydrate/no-sugar-added chocolates, shall be produced in 7, 10.5 and 14 oz. boxes and a 1 oz, sampler size (the "Products")

with each box containing (A) six flavors of chocolate-coated candies consisting of Caramel, Coffee Crisp, Chocolate Truffle, Peanut Butter, Orange and Lemon, and (B) half milk chocolate and half dark chocolate-coated candies.

Production shall commence as of the Effective Date of this Agreement and continue for two (2) years, ending on the second anniversary of the Effective Date, with guaranteed annual purchases by Walgreens of no less than $3 million worth of Products from HOBC. The packaging, branding and labeling of the Products shall be produced by HOBC in the manner described in Exhibit C, attached hereto and made a part hereof by reference.

HOBC shall supply Walgreens with such inventory/production of the Products and other private label products as Walgreens may reasonably require from time to time during the term hereof, with HOBC at all times maintaining a 30-day supply of such respective Products based on Walgreens' average monthly purchases from HOBC over the previous six-month period; provided, however, that during the- first six months of the term, H0BC shall maintain such inventory levels as set forth in Walgreens projected sales report delivered to HOBC.

The pricing for the Products shall be that which is outlined on Exhibit D, attached hereto and made a part hereof by reference, and shall remain fixed for the term of this Agreement; provided, however, that in the event at any time during the term of this Agreement, Walgreens is offered a lower price to produce the Products by another vendor, such production to commence no earlier than the first anniversary of the Effective Date, Walgreens shall present such offer to HOBC and HOBC shall have a period of thirty (30) days to match such offer. In the event HOBC refuses to match such offer, Walgreens shall have the right to terminate this Agreement, such termination to be effective no earlier than the first anniversary of the Effective Date, and in such case, all right, title and interest in and to the TRUFFELINOS and TRUFFELINOS LITE trademarks shall remain with Walgreens. HOBC shall deliver the Products to Walgreens' designated distribution centers by the dates set forth in Walgreens' respective purchase orders, which shall contemplate a minimum order lead-time of at least 10 days. HOBC represents and warrants that the price and terms offered to Walgreens for the Products shall be at least as favorable as those offered by HOBC to any other third party private label customer of HOBC purchasing chocolates and low-carbohydrate/ no-sugar-added chocolates. Further, every six (6) months during the term of this Agreement, the parties agree to review the pricing for the Products, and in the event that HOBC's cost to produce the Products has decreased, the price to Walgreens for the Products shall be lowered by the same percentage, effective as of such review date,

Walgreens, as owner of the TRUFFELINOS and TRUFFELINOS LITE trademarks, shall be free to use these marks on any other products Walgreens may produce or have produced for it at any time during the term of this Agreement or thereafter. Provided, however, that during the term hereof, HOBC shall have a right of first refusal to match or better the terms and conditions offered to Walgreens by any other potential supplier of any new TRUFFELINOS or TRUFFELINOS LITE chocolates and/or low-carbohydrate/no-sugar-added chocolate candies. This right of first refusal shall apply to any decision by Walgreens to replace the TRUFFELINOS or TRUFFELINOS LITE Products that are the subject of this Agreement, with a different sized TRUFFELINOS or TRUFFELINOS LITE Product. HOBC shall have a period of fifteen (15) days in each instance to determine whether or not to exercise this right of first refusal on the terms and conditions presented by Walgreens, and in the event HOBC elects to accept such terms, any such new or additional purchase arrangement shall be pursuant to the terms of this Agreement as amended to reflect the new terms applicable to the production and sale of the new or additional TRUFFELINOS or TRUFFELINOS LITE Products. Further, such new or additional chocolates and/or low-carbohydrate/no-sugar-added chocolates shall be included in the definition of Products for purposes of this Agreement, including but not limited to the minimum purchase requirements set forth in Paragraph 2. In the event that HOBC elects not to exercise its right of first refusal, Walgreens shall be free to pursue production of such chocolates and/or low-carbohydrate/no-sugar-added chocolates on the same or more favorable terms as those offered to HOBC. HOBC refusal to exercise its right of first refusal in connection with an offer to replace the TRUFFELINOS or TRUFFELINOS LITE Products or add any new TRUFFELINOS or TRUFFELINOS LITE

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chocolates and/or low-carbohydrate/no-sugar-added chocolates shall not in any way effect Walgreens' ownership of the TRUFFELINOS and TRUFFELINOS LITE trademarks.

3.  Applicable HOBC Trademark Representations and Warranties. HOBC represents and warrants to Walgreens that, to the best of its knowledge, as of the Effective Date: (i) HOBC is the sole owner of all right, title and interest in and to the Trademarks, and that it has made no other use of the TRUFFELINOS name other than in connection with Trademarks that are assigned to Walgreens pursuant to this Agreement; (ii) such Trademarks are free and clear of any legitimate liens or encumbrances; (iii) HOBC is not aware of any claim alleging that the Trademarks infringe or otherwise violate the rights of any other party; (iv) HOBC has the legal right, authority and ability to transfer the Trademarks to Walgreens as described in this Agreement; and (v) the Trademark transfer and assignment transactions contemplated herein will effectively transfer all right, title and interest in the Trademarks, and any goodwill associated therewith, to Walgreens.

4.  Term and Termination.

(a) This Agreement shall commence as of the Effective Date and shall end on the second anniversary of the Effective Date.

(b) This Agreement may be earlier terminated as follows:

(i) By either party, upon not less that 30 days prior written notice if the other party materially breaches any non-payment obligation under this Agreement and fails to cure such breach within said thirty day period; provided, however, that in the event HOBC fails to have sufficient production to fill Walgreens' purchase orders on three (3) or more occasions during any given 12-month period during the term hereof, HOBC shall forfeit its right to cure, as provided above;

(ii) By Walgreens, upon 30 days prior written notice to HOBC, in the event that HOBC files, or has filed against it (and not dismissed within 30 days) a petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer with a court of law seeking or consenting to any reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief under any law or regulation, or files an answer admitting or not contesting the material allegations of a petition or other pleading filed against it for or proposing any such relief.

Upon expiration or termination of this Agreement for any reason, other than a breach by Walgreens, which is not cured as provided herein, all right, title and interest in and to the Trademarks shall be permanently vested in Walgreens and no action shall be taken by HOBC adverse to such ownership interest.

(d) In the event this Agreement is terminated due to the breach hereof by Walgreens, which is not cured as provided in subparagraph 4(b)(i) above, all right, tide and interest in and to the Trademarks shall immediately revert to HOBC, and any costs associated with the transfer of the Trademarks back to HOBC shall be paid by Walgreens.

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5.  Product Representations, Indemnification and Insurance.

(a)  HOBC represent; and warrants to Walgreens that (i) all Products sold to Walgreens pursuant to this Agreement and the Product containers and packaging therefor shall be free from defects in design and/or manufacture, and shall comply with any and all applicable federal, state and local laws; and (ii) the Trademarks, Product containers and Product packaging or any portions thereof do not infringe or otherwise violate the rights of any other party, and that it is not aware of any claim that the Trademarks, Product containers or Product packaging or any portion thereof infringe or otherwise violate the rights of any other party.

(b)  HOBC shall indemnify and hold Walgreens harmless from any and all claims, causes of action and other proceedings, including but not limited to any and all loss, cost, damage and expense, including but not limited to reasonable attorneys' fees, incurred in connection therewith ("Claims"), which result from (i) the acts or omissions of H0BC, its employees, agents and subcontractors, and (ii) any breach of this Agreement by HOBC, its employees, agents or subcontractors, including but not limited to any Claim that death personal injury or property damage was caused by the condition of the Products, Product containers and/or Product packaging, or that any of the materials provided by HOBC infringe or otherwise violate the rights of another party.

(c)  During the term of this Agreement, HOBC shall maintain a comprehensive, occurrence-based general liability policy from an insurance company reasonably acceptable to Walgreens, with limits of liability equal to or greater than Ten Million U.S. Dollars (SUS10,000,000). Walgreens shall be named as an additional insured on such policy and HOBC shall deliver to Walgreens, concurrent with the execution of this Agreement, a certificate of insurance in compliance herewith. Said policy shall not contain any provision that restricts or otherwise limits Walgreens' recovery thereunder, nor shall it be canceled or otherwise modified without prior notice to and the written consent of Walgreens. HOBC duty to defend and/or indemnify Walgreens shall not be limited by the terms of any such insurance policy.

(d)    HOBC shall reimburse Walgreens for any and all attorneys' fees and litigation expenses it incurs in defending itself against any Claim, or if Walgreens so requests, HOBC, shall, at its sole expense, retain legal counsel reasonably acceptable to Walgreens to defend Walgreens, its directors, officers, employees and agents against any such Claims; provided, however, that in the event HOBC and/or its retained counsel fail to promptly provide such defense, or, having commenced such defense, fail to diligently proceed with such defense in a manner that is reasonably satisfactory to Walgreens, Walgreens shall have the right to assume the defense of any such matter through legal counsel of its own choosing. In such case, HOBC shall remain liable for Walgreens' reasonable attorneys' fees and litigation expenses, as provided herein. Further, in the event HOBC does provide Walgreens' defense, neither HOBC nor its retained counsel shall enter into any settlement agreement or agree to the entry of any judgment or decree that requires Walgreens to take or refrain from taking any specific action, admit liability or pay any amount of money out of its own resources without Walgreens' prior written consent.

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(e)    Walgreens shall indemnify and hold HOBC harmless from any and all Claims, which result solely from (i) the acts or omissions of Walgreens, its employees and agents, including but not limited to any Claim that any trademarks (other than the TRUFFELINO and TRUFFELINO LITE trademarks), trade dress, or other artwork or designs created by Walgreens for the Products and/or Product packaging infringe or otherwise violate the rights of another party, or (ii) any breach of this Agreement by Walgreens, its employees, agents or subcontractors. Walgreens shall reimburse HOBC for any and all reasonable attorneys' fees and litigation expenses it incurs in defending itself against any Claim, or if HOBC so requests, Walgreens, shall, at its sole expense, retain legal counsel reasonably acceptable to HOBC to defend HOBC, its directors, officers, employees and agents against any such Claims; provided, however, that in the event Walgreens and/or its retained counsel fail to promptly provide such defense, or. having commenced such defense, fail to diligently proceed with such defense in a manner that is reasonably satisfactory to HOBC, HOBC shall have the right to assume the defense of any such matter through legal counsel of its own choosing. In such case, Walgreens shall remain liable for HOBC's reasonable attorneys' fees and litigation expenses, as provided herein. Further, in the event Walgreens does provide HOBC's defense, neither Walgreens nor its retained counsel shall enter into any settlement agreement or agree to the entry of any judgment or decree that requires HOBC to take or refrain from taking any specific action, admit liability or pay any amount of money out of its own resources without HOBC's prior written consent.

6. Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and/or contemporaneous communications or agreements with regard to the subject matter hereof, including without limitation any terms and conditions which may be contained on Walgreens' standard purchase order or other documentation. This Agreement may not be modified except in a writing executed by the parties hereto.

7. Assignment. Neither parry shall assign or transfer the whole or any part of this Agreement to any other person, firm, company or entity without obtaining the prior written consent of the other party hereto. Notwithstanding the assignment restriction referenced herein, Walgreens may assign this Agreement to one of its wholly owned subsidiaries, or to a sister company or affiliate without obtaining HOBC prior consent.

8. No Implied Waivers. The failure of one party hereto at any time to require performance by the other of any provision hereof shall, in no way, affect such party's right to require full performance thereof at any time thereafter; nor shall the waiver by one party hereto of a breach of any provision hereof, be taken or held to be a waiver by such party of any succeeding breach of such provision or as a waiver of the provision itself. To be effective, any waiver of rights, remedies or obligations hereunder must be in writing, singed by the waiving party.

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House of Brussels Chocolates	Walgreen Co.
750 Terminal Ave.	200 Wilmot Road
Suite 208	Deerfield, IL 60015
Vancouver, British Columbia	Attn: Vice President - Purchasing
Canada V6A 2M5

Facsimile:	Facsimile:

e-mail:	e-mail;

With a copy to:	With a copy to:

Divisional Vice President - Law
Walgreen Co.
(same address)

or to other such recipients, addresses or numbers as either party shall direct by written notice to the other party in the manner provided above. The date of giving any notice shall be the date of delivery, if by hand, telex or facsimile, the date following mailing, if sent by recognized overnight courier service, or if sent by regular U.S. mail, on the third business day after deposited in the mail.

10.    Governing Law. This agreement shall be construed in accordance with and governed by, the laws of the state of Illinois (excluding the principles of conflicts of laws). Any action to interpret or enforce the provisions of this Agreement shall only be brought in state or federal court located in Cook or Lake Counties in Illinois, and the parties hereby consent to the jurisdiction of said courts and agree not to raise any objection to such jurisdiction or venue.

11.    The Headings. The headings appearing in this Agreement are inserted for convenience of reference only and shall not form a part hereof.

12.    Force Majeure. Neither party shall be liable or responsible for any delays, damages or failure to perform any of the terms or provisions of this Agreement arising from causes reasonably beyond its control, including but not limited to, unforeseen unpreventable acts of God or public enemies, acts of civil or military authority, labor disputes, fires, riots, wars or conditions or war, acts of terrorists, embargoes, accidents, epidemics, floods or other unusually severe weather, closing or obstructing of highways, bridges or ferries, shortage of raw materials or power, or breakdown or other failure of equipment which have a material, substantial and adverse effect on such party's ability to perform pursuant to the terms of this Agreement; provided, however, that if such event of force majeure prevents a party from

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performing nay of its obligations hereunder for a period exceeding thirty (30) days, the other parry shall have the right to terminate this Agreement, effective upon the provision of notice to the non-performing party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate, each duplicate to be considered an original and each party to retain one duplicate, as of the day and year first above written.

House of Brussels Chocolate, Inc	Walgreen Co.

By: /s/ Grant Peterson	By: /s/ Robert Kral

Name: Grant Peterson	Name: Robert Kral

Title: CEO, President	Title: VP Purchasing

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EXHIBIT A

Mark	Registration No,	Registration Date

TRUFFELINOS	1,499,825	August 9, 1988

Mark	Serial Number	Application Date

TRUFFELINOS LITE	78/355,115	January 21,2004

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EXHIBIT B

ASSIGNMENT OF TRADEMARKS

WHEREAS, House of Brussels Chocolates, Inc., a Nevada corporation, having a place of business at 750 Terminal Avenue, Suite 208, Vancouver, British Columbia, Canada V6A 2M5 ("Assignor"), is the sole and exclusive owner of the trademarks TRUFFELINOS and TRUFFELINOS LITE, as described on Schedule I attached hereto and made a part hereof; and

WHEREAS, WALGREEN CO., an Illinois Corporation, having a place of business at 200 Wilmot Road, Deerfield, Illinois 60015 ("Assignee"), desires to acquire the entire right, title and interest in, to and under the said marks and the registrations and applications thereof:

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), to it in hand paid by said Assignee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, said Assignor sells, assigns, transfers and sets over to said Assignee, all its right, title and interest in, to and under the said marks, together with the goodwill of the business symbolized by the marks, and the registrations and applications thereof, subject to the terms and conditions of the parties agreement dated 2004.

IN TESTIMONY WHEREOF, Assignor has executed this assignment by its duly authorized officer this 10th day of May, 2004.

Assignor:

House of Brussels Chocolates, Inc.

By: /s/ Grant Petterson
Name: Grant Peterson
Title: President, CEO

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CERTIFICATE OF ACKNOWLEDGEMENT

On this 10th day of May, 2004, before me appeared Grant Peterson, the person who signed the foregoing instrument, who acknowledged that he executed the above assignment as a free act on behalf of the Assignor identified therein, with authority to do so.

/s/ Ted Hified
Notary Public

Subscribed and sworn to
before me this 10th day of
May, 2004.
My commission expires: Non Expiring

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